UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 19, 2004

UnitedGlobalCom, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	000-496-58 (Commission File Number)	84-1602895 (IRS Employer Identification #)
4643 South Ulster Street, Suite 1300, Denver, CO 80237 (Address of Principal Executive Office)

(303) 770-4001

(Registrant's telephone number, including area code)

Item 5. Other Events and Regulation FD Disclosure.

UnitedGlobalCom, Inc. (the "Company") is in discussions with its lenders about refinancing a portion of the outstanding senior bank facility of its wholly owned European cable television operation, UPC Distribution Holding B.V. As of December 31, 2003, approximately $3.7 billion was outstanding under the senior bank facility. The Company has proposed to use up to 450 million euros ($556 million) of its cash on hand to facilitate the refinancing of the more expensive indebtedness under the senior bank facility. Such refinancing would include the raising of additional tranches under the senior bank facility. The refinancing is intended, among other things, to reduce interest rates on the indebtedness under the facility and to provide the Company with additional flexibility to finance potential acquisitions with debt. Interest rates under the senior bank facility currently range from a spread of 2.25% to 5.5% above EURIBOR. There can be no assurance that the Company will choose to refinance the bank facility or if it chooses to pursue the refinancing that it will be successful in refinancing the senior bank facility or to the extent to which it will be able to reduce the interest rates under the facility, if at all.

Forward Looking Statements: The Company's plans with respect to refinancing the senior bank facility and the intended effects of such refinancing, if any, such as a reduction of interest rates, elimination or loosening of covenants and potential acquisitions are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include general financial conditions and interest rates in the lending market, the Company's success in negotiating with its existing and other lenders and the lenders' perceptions of the Company's business. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any guidance and other forward-looking statement contained herein to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITEDGLOBALCOM, INC.
By:	/s/ Ellen P. Spangler
Ellen P. Spangler
Senior Vice President of Business and Legal Affairs

Date: April 19, 2004